EXHIBIT 4(C)
                       STEWARDSHIP FINANCIAL CORPORATION

                       1995 EMPLOYEE STOCK PURCHASE PLAN



1.    PURPOSE AND EFFECT OF PLAN

      The purpose of the Stewardship Financial Corporation 1995 Employee Stock Purchase Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan conforms to the provisions of Rule 16b-3 of the Act and is intended to comply with the terms of Code Section 423.

2.    SHARES RESERVED FOR THE PLAN

      There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 25,000 shares of Common Stock, subject to adjustment as provided in Section 13. Shares subject to the Plan shall be authorized but unissued shares or Treasury shares, or both. Shares needed to satisfy the requirements of the Plan may be acquired from the Company or by purchases at the expense of the Company on the open market.

3.    DEFINITIONS

      Where indicated by initial capital letters, the following terms shall have the following meanings:

      a. Act: The Securities Exchange Act of 1934.

      b. Agent: The Company acting in a fiduciary capacity, or an agent selected by the Company, from time to time, to act in a fiduciary capacity, on behalf of the Participating Employees with respect to the administration and implementation of the Plan in the manner described herein.

      c. Base Compensation: The total gross earnings of an Eligible Employee, including overtime, commissions, cash bonuses, and miscellaneous income and includes salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

      d. Board: The Board of Directors of the Company.

      e. Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under that section and to the corresponding section of any subsequently enacted federal revenue law.


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      f.  Committee:  The  committee  established  pursuant  to  Section 4 to be responsible for the general administration of the Plan.

      g. Common Stock: The Company's common stock, no par value.

      h. Company: Stewardship Financial Corporation, a New Jersey corporation, and any successor by merger, consolidation or otherwise.

      i. Eligible Employee: Any employee of the Company or its Subsidiaries that meets the eligibility requirements of Section 5.

      j. Enrollment Form: The form filed with the Committee authorizing payroll deductions pursuant to Section 6.

      k. Fair Market Value: "Fair Market Value" means, with respect to shares of Common Stock, the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time; provided, however, that if the shares of Common Stock are last sale reported over the counter securities, then the "fair market value" of such shares on any date shall be the average of the high and low prices reported in the consolidated reporting system, or the average of the bid and asked prices (if the shares of Common Stock are over the counter securities), on the business day immediately preceding the date in question, as reported on the NASDAQ system. The Fair Market Value will be determined as of the quarter end prior to any Investment Date.

      l. Insider: An Eligible Employee who is subject to Section 16 of the Act and the rules and regulations promulgated thereunder.

      m. Investment Account: the account established for each Participating Employee to hold Common Stock purchased under the Plan pursuant to Section 7.

      n. Investment Date: The twentieth day of the first month (i.e. January and July) following the second and fourth quarters of each calendar year or, where such day falls on a weekend or bank or stock exchange holiday, the following business day.

      o. Parent: Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, as of an Investment Date, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      p. Participating Employee: Eligible Employees who elect to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

      q. Payroll Deduction Account: The account established for a Participating Employee to hold payroll deductions pursuant to Section 6.


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      r. Plan:  The  "Stewardship  Financial  Corporation  1995  Employee  Stock
Purchase Plan," as set forth herein and as amended from time to time.

      s. Purchase Price: The price for each whole and fractional share of Common Stock, which shall be 95% of the Fair Market Value of such whole or fractional share.

      t. Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.    ADMINISTRATION OF THE PLAN

      The Plan shall be administered by the Committee, consisting of not less than two members appointed by the Board. The Board, from time to time, may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it is necessary to satisfy the requirements of Section 16(b) of the Act, no member of the Committee shall participate in (i) the Plan or (ii) in any other plan of the Company or any Parent or Subsidiary of the Company providing for discretionary participation or award to participants of the right to acquire stock, stock options or stock appreciation rights of the Company or any Parent or Subsidiary of the Company (except if such member's participation is limited to a set, non-discretionary formula), and (iii) no person shall become a member of the Committee if, within the preceding one-year period, the person shall have participated in a plan described in (i) or (ii) above and shall have actually received any such award or right (other than pursuant to a set, non-discretionary formula).

      Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions (including directing the Agent as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, mend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to the action taken signed by all members of the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.



5.    ELIGIBLE EMPLOYEES

      All employees of the Company or its Subsidiaries who are employed on a full time basis will become eligible to become Participating Employees after they have completed


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ninety (90) days of service with the Company or its Subsidiaries. Full time employees of the Company or its Subsidiaries are those who work 20 or more hours per week. An employee shall cease to be an Eligible and/or Participating Employee on the first day of the month following any given month in which such employee was not a full time employee.

      No director of the Company or of any Subsidiary who is not an employee shall be eligible to participate in the Plan.

6.    ELECTION TO PARTICIPATE

      Each Eligible Employee may become a Participating Employee effective on the first day of any month following the date he or she becomes an Eligible Employee by filing with the Committee an Enrollment Form authorizing specified regular payroll deductions from his or her Base Compensation; provided, however, that the election of any Insider to become a Participating Employee shall, except as provided in the next paragraph, be irrevocable, and shall not take effect until the first day of the seventh calendar month following the filing of an Enrollment Form by such Insider. Such regular payroll deductions shall be in the minimum amount of $10.00 per pay period, and may not exceed an amount equal to 10% of total pay period Compensation. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participating Employee.

      A Participating Employee may, at any time, withdraw from the Plan and cease to be a Participating Employee by delivering to the Company a notice of withdrawal in such form as the Company provides. An employee who has ceased to be a Participating Employee may not again become a Participating Employee during the same calendar quarter. A Participating Employee may increase or decrease his or her payroll deduction by filing a new Enrollment Form not less than fourteen
(14) days prior to the first day of month to be effective for the period commencing on the first day of the second and fourth calendar quarters. Notwithstanding the foregoing, the election of an Insider Participating Employee to withdraw from the Plan or to increase or decrease his or her payroll deduction in accordance with the two preceding sentences will not become effective until the first day of a calendar quarter next arising after the lapse of six (6) months from the Company's receipt of such Inside Participating Employee's written notice of withdrawal, on the one hand, or new Enrollment Form, on the other.

      A Participating Employee selling or withdrawing all of the shares of Common Stock in his or her Investment Account shall cease to be a Participating Employee and shall not become a Participating Employee until a new election is made pursuant to Section 6.

      Enrollment Forms must be filed with the Committee not less than fourteen
(14) days prior to the first day of any month to be effective and/or included in the period commencing with the second or fourth calendar quarter, unless a shorter period of time is prescribed by


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the Committee. An Enrollment Form not filed within the prescribed filing period shall be effective on the first day of the following six month period.

7.    METHODS OF PURCHASE AND INVESTMENT ACCOUNTS

      Each Participating Employee having eligible funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of whole and fractional shares which the eligible funds in his or her Payroll Deduction Account could purchase at the Purchase Price. All whole and fractional shares purchased (rounded to the nearest thousandth) shall be maintained by the Agent in separate Investment Accounts for Participating Employees. Expenses incurred in the purchase of shares and the expenses of the Agent shall be paid by the Company. Interest will be paid at the Bank's Statement Savings Interest Rate to Participating Employees on eligible funds held in a Payroll Deduction Account pending the purchase of shares of Common Stock.

8.    STOCK PURCHASES

      The Agent shall acquire shares of Common Stock for Participating Employees as of each Investment Date from the Company's authorized but unissued shares of stock or, if directed by the Committee, by purchases in the open market using total payroll deduction amounts received by the Agent on or before the last day of the second and fourth quarters preceding the applicable Investment Date for all Participating Employees. If shares are purchased in one or more transactions on the open market at the direction of the Committee, the Company will pay the Agent the difference, if any, between the Purchase Price and the price at which such shares are purchased for Participating Employees. Notwithstanding the foregoing, it shall be within the Company's sole discretion, as determined by the Board, from time to time, whether or not to contribute an amount (which, in any event, shall not exceed 5% of the Fair Market Value of the shares purchased) toward the purchase of shares pursuant to the Plan, thereby reducing the Purchase Price to Participating Employees below the Fair Market Value of the shares. This provision shall not be construed as an obligation of the Company to make any such contributions or, if the Company has previously made such contributions, to continue to make such contributions.

9.    LIMITATIONS ON PURCHASES

      No Participating Employee may purchase during any one calendar year under the Plan (or under any other plan qualified under Code Section 423) shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each date of purchase) in excess of $25,000. The purpose of this limitation is to comply with Code Section 423(b)(8).

      A Participating Employee's Payroll Deduction Account may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participating Employee would own (or be considered as owning within the meaning of Code


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Section 424(d)) stock possessing five percent (5%) or more of the total combined voting power of the Company or its Parent or Subsidiary. For this purpose, stock which the Participating Employee may purchase under any outstanding option shall be treated as owned by such Participating Employee. As of the first Investment Date on which this paragraph limits a Participating Employee's ability to purchase Common Stock, the employee shall cease to be a Participating Employee.

10.   TITLE OF ACCOUNTS

      The Agent shall maintain an Investment Account for each Participating Employee. Each Investment Account shall be in the name of the Participating Employee or if he or she so indicates on his or her Enrollment Form, in his or her name jointly with a member of his or her family, with right of survivorship. A Participating Employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in his or her name as tenant in common with a member of his or her family, without right of survivorship.

11.   RIGHT AS A SHAREHOLDER

      A Participating Employee shall have the right at any time to obtain a certificate for the full shares of Common Stock credited to his or her Investment Account.

      If a Participating Employee ceases to be such, the Participating Employee may elect to have a certificate for the full shares of Common Stock credited to his or her Investment Account forwarded to him or her. In either event, the Agent will sell any fractional interest held in is or her Investment Account and remit the proceeds of such sale, less selling expenses, to him or her.

      As a condition of participation in the Plan, each Participating Employee agrees to notify the Company if he or she sells or otherwise disposes of any of his or her shares of Common Stock within two (2) years of the Investment Date on which such shares were purchased.

12.   RIGHTS NOT TRANSFERABLE

      Rights under the Plan are not transferable by a Participating Employee otherwise than by will or the laws of descent and distribution, and are exercisable only by the Participating Employee during his or her lifetime.

13.   CHANGES IN CAPITAL STRUCTURE

      In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to


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shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock to the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

      If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

      Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Employee, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

14.   RETIREMENT, TERMINATION AND DEATH

      In the event of a Participating Employee's retirement or termination of employment, or if a Participating Employee ceases to be such pursuant to Section 5 or otherwise, the amount of his or her Payroll Deduction Account shall be refunded to him or her and, unless otherwise elected, certificates will be issued for full shares held. If a Participating Employee elects to have his or her shares sold, he or she will receive the proceeds of the sale, less selling expenses. In the event of his or her death, the amount in his or her Payroll Deduction Account and all shares in his or her Investment Account shall be delivered to the beneficiary designated by the Participating Employee in a writing filed with the Company. If no beneficiary has been designated, or if the designated beneficiary does not survive the Participating Employee, such amount and all shares shall be delivered to his or her estate.

15.   AMENDMENT OF THE PLAN

      The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially (i) increase the benefits accruing to Participating Employees under the Plan, (ii) increase the number of securities that may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

16.   TERMINATION OF THE PLAN

      The Plan and all rights of employees hereunder shall terminate:



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            (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

            (b)  at any date determined by the Board, in its discretion.

      In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participating Employees on a pro rata basis. Upon termination of the Plan, all amounts in an employee's Payroll Deduction Account that are not used to purchase Common Stock, plus any interest accrued thereon, will be refunded.


17.   GOVERNMENT AND OTHER REGULATIONS

      The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

18.   INDEMNIFICATION OF COMMITTEE

      Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Certificate of Incorporation and Bylaws.






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